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                                                              Exhibit 99.1



At Ameritrade:                    At The Dilenschneider Group, Inc.
--------------------------------  ---------------------------------
Kris Lutz                         Media Contact:   Analyst Contact:
Director of Investor Relations    Kim Shepherd     Jim Fitzpatrick
800-237-8692 x 7755               312/553-0700     312/553-0700

At MicroStrategy:
-----------------
Lisa Nolan
MicroStrategy Incorporated
703/ 848-8692


                         AMERITRADE AND MICROSTRATEGY
                       FORGE ALLIANCE TO OFFER CUSTOMERS
                 PERSONALIZED PROACTIVE FINANCIAL INTELLIGENCE

OMAHA, NE, May 27, 1999 -- Leveraging technology to provide its customers with personalized proactive financial intelligence, Ameritrade Holding Corporation (NASDAQ: AMTD), one of America's leading online brokerage firms, today announced that it has signed a contract with MicroStrategy Incorporated (NASDAQ: MSTR), a leading worldwide provider of business intelligence software, to develop a comprehensive, leading edge suite of financial service offerings. Terms of the contract were not disclosed.

          "The proprietary e-business financial service offerings we are developing with MicroStrategy will provide Ameritrade with a competitive advantage that will be very hard to match," said Thomas K. Lewis, Jr., co-chief executive officer, Ameritrade Holding Corporation. "Working with the MicroStrategy technology, we will be able to process massive amounts of financial intelligence and proactively broadcast it directly to our customers. In addition to this unprecedented level of personalized financial insight and analysis, including 24x7 stock alerts, we also will be able to offer our customers the ability to act immediately to execute transactions via a wide range of wireless devices such as pagers, cellular phones, and PDAs," Lewis added.

          "This agreement with Ameritrade marks MicroStrategy's emergence as a strategic player in the e-business industry," said Michael J. Saylor, president and chief executive officer of MicroStrategy. "MicroStrategy's core technology strength is to extract insight from massive databases to provide organizations with better intelligence on their business and their customers. With Ameritrade we will leverage this expertise to develop financial applications that are proactive and personalized, allowing them to reach customers in unique ways, and provide customers with unmatched financial services."

          "Our goal is to enable Ameritrade to add business intelligence to e-commerce applications," said John Wyatt, president of MicroStrategy's E-Business Division. "With Ameritrade, we want to go beyond simple transactions over a web site to developing solutions that enable the company to capture data and use that data to proactively interact with its customers via the communication device of their choosing. We believe that Ameritrade is leading the industry in developing e-business applications that provide significant value to its customers." Wyatt added that this alliance could potentially include millions of software licenses to cover Ameritrade's rapidly growing customer base.

          According to Lewis, "We believe that the products and services that will result from our alliance with MicroStrategy will help fuel the next wave of growth in online investing. We envision a day in the not so distant future when we can utilize technology to automatically notify customers via cell phone, pager or email that a stock they have been watching is moving and a decision to buy, sell or hold is needed and with the press of a button they'll be able to respond. That's where the industry is going and we plan to be there first."

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About Ameritrade Holding Corporation

          Ameritrade Holding Corporation is a pioneer in the discount and online brokerage industry. The Company provides brokerage services and clearing services to self-directed individual consumer investors and other financial institutions through its subsidiaries.

          Subsidiaries of Ameritrade Holding include: Ameritrade (Inc.) (www.ameritrade.com), a leading on-line discount brokerage firm; Accutrade, Inc. (www.accutrade.com), a discount brokerage firm delivering superior levels of personal service and support to its clients; AmeriVest, Inc. (www.amerivestinc.com), which provides third-party discount brokerage services and other financial services to commercial banks, credit unions and thrift institutions; as well as Advanced Clearing, Inc. (www.advancedclearing.com), a securities clearing firm providing clearing services to each subsidiary as well as other financial institutions. For more information on the Company and its subsidiaries, visit the Company's web site at www.amtd.com.

About MicroStrategy Incorporated

          MicroStrategy is a leading worldwide provider of e-business intelligence software and related services. MicroStrategy's product line, DSS Suite(tm), enables both proactive and interactive delivery of information from large-scale databases, providing Global 2000 enterprises a platform for developing solutions that deliver insight and intelligence to their enterprise, supply-chain, and customers.

          The MicroStrategy platform enables users to query and analyze the most detailed, transaction-level databases, turning data into business intelligence. In addition to supporting internal enterprise users, MicroStrategy's platform delivers critical business information beyond corporate boundaries to customers, partners and supply chain constituencies through a broad range of pull and push technology such as the Internet, e-mail, telephones, pagers and other wireless communications devices. MicroStrategy's platform is ideal for developing e-business solutions that are personalized and proactive, and that reach millions of users. MicroStrategy also offers a comprehensive set of consulting, training and support services for its customers and partners.

          MicroStrategy has over 750 customers across such diverse industries as retail, telecommunications, finance, insurance, healthcare, pharmaceuticals and consumer packaged goods. Representative MicroStrategy customers include American Express Travel Services, CVS Pharmacy, Harris Teeter, IMS America, Kmart, MCI WorldCom, Merck-Medico, Nike, and Ralston Purina. MicroStrategy has also entered into relationships with more than 185 systems integration, application development and platform partners, including Axiom, HNC Software, IBM, NCR, and Oracle.

          For more information, please visit MicroStrategy's Web site: http://www.strategy.com

                                     # # #



          MicroStrategy and DSS Suite are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

          This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include continued acceptance of the Company's products in the marketplace, the timing of significant orders, delays in the Company's ability to develop or ship new products, market acceptance of new products, competitive factors, general economic conditions, currency fluctuations, and other risks detailed in the Company's registration

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statements and periodic reports filed with the Securities and Exchange
Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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